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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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MFIC CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MFIC CORPORATION
30 Ossipee Road
Newton, Massachusetts 02464

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

        The 2008 Annual Meeting of Stockholders of MFIC Corporation, a Delaware corporation (the "Company"), will be held on Tuesday, June 17, 2008 at 9:00 a.m., local time, at the offices of the Company located at 30 Ossipee Road, Newton, Massachusetts, for the following purposes:

  1)
  To elect a Board of Directors to serve for the ensuing year and until their respective successors have been duly elected and qualified.

    The nominees the Board of Directors proposes to present for election are:

Michael C. Ferrara James N. Little	Leo Pierre Roy George Uveges Eric G. Walters
  2)
  To ratify the appointment of the firm of UHY LLP as independent auditors for the Company for the fiscal year ending December 31, 2008.

  3)
  To amend the Company's Certificate of Incorporation to change the corporate name from MFIC Corporation to Microfluidics International Corporation.

  4)
  To transact such other business as may properly come before the meeting and any adjournments thereof.

        Only stockholders of record on the transfer books of the Company at the close of business on April 24, 2008 are entitled to notice of, and to vote at, the meeting.

        Please sign, date and return the enclosed proxy in the enclosed envelope at your earliest convenience. If you return your proxy, you may nevertheless attend the meeting and vote your shares in person.

        All stockholders are cordially invited to attend the meeting.

                      By Order of the Board of Directors

                      /s/ James N. Little

                      James N. Little
                       Chairman of the Board of Directors

Newton, Massachusetts
April 28, 2008

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

This proxy statement and the form of proxy enclosed with this proxy statement are intended to be first mailed to stockholders on or about May 13, 2008.

PROXY STATEMENT

MEETING OF STOCKHOLDERS
OF MFIC CORPORATION
TO BE HELD ON
June 17, 2008

        Proxies in the form enclosed with this proxy statement are being solicited by the Board of Directors of MFIC Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, June 17, 2008, at 9:00 a.m., local time, at the offices of the Company located at 30 Ossipee Road, Newton, Massachusetts 02464 and at any adjournments thereof (the "Meeting").

        Only stockholders of record as of the close of business on April 24, 2008 will be entitled to notice of and to vote at the Meeting. As of that date, 10,267,981 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company were issued and outstanding and entitled to vote at the Meeting. The shares of Common Stock are the only outstanding voting securities of the Company. Stockholders are entitled to cast one vote for each share held of record.

        An Annual Report to Stockholders, containing financial statements for the fiscal year ended December 31, 2007, is being mailed together with this proxy statement to all stockholders entitled to vote. This proxy statement and the form of proxy enclosed with this proxy statement are intended to be first mailed to stockholders on or about May 13, 2008.

        All properly executed proxies returned in time to be counted at the Meeting will be voted as stated below under "Voting Procedures." Any stockholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee's name in the space provided on the proxy.

        Stockholders should return properly executed proxies to the address on the proxy cards. Execution of a proxy will not in any way affect a stockholder's right to attend the Meeting and vote in person. A stockholder may revoke a proxy at any time before it is voted at the Meeting by notifying the Secretary of the Company in writing at the address set forth above, by submitting a properly executed proxy bearing a later date, or by revoking the proxy at the Meeting. Attendance at the Meeting will not by itself constitute the revocation of a proxy.

        In addition to the election of directors, the stockholders will consider a vote to ratify the Board of Directors' selection of the Company's auditors (as recommended by the Company's Audit Committee), and a vote to amend the Company's Certificate of Incorporation so as to change the Company's name from MFIC Corporation to Microfluidics International Corporation, each as further described in this proxy statement. Where a choice has been specified on the proxy with respect to these matters, the shares represented by the proxy will be voted in accordance with the specification and will be voted FOR these matters if no specification is indicated.

        The Board of Directors of the Company knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

PROPOSAL 1

ELECTION OF DIRECTORS

        Each director of the Company is elected annually and holds office for the ensuing year and until his successor has been elected and qualified. The Company's By-laws state that the number of directors constituting the entire Board of Directors shall be determined by resolution of the Board of Directors. The Board of Directors has set the number of directors at five effective as of June 17, 2008.

        Shares represented by all proxies received by the Board of Directors and not marked as withholding authority to vote for any individual director or for all directors will be voted FOR the election of all the nominees, unless one or more nominees is unable or unwilling to serve. The Board of Directors knows of no reason why any such nominee would be unable or unwilling to serve as a director, but if such should be the case, proxies may be voted for the election of some other person as the Board of Directors may recommend in his place, or for fixing the number of directors at a lesser number. The affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote on the election of directors is required to elect each member of the Board of Directors. See "Voting Procedures."

        THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF MR. FERRARA, MR. LITTLE, MR. ROY, MR. UVEGES AND MR. WALTERS AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

Directors and Executive Officers

        Each director of the Company is elected annually and holds office for the ensuing year and until his successor has been elected and qualified. The names of the Company's other current directors and named executive officers and certain information about them are set forth below:

Name	Age	Title
Michael C. Ferrara	65	Chief Executive Officer and Director
Robert P. Bruno	70	President and Chief Operating Officer
Jack M. Swig	59	Vice President—Corporate Development, Investor Relations Manager, General Counsel and Secretary
Dennis P. Riordan	61	Controller and Treasurer
William J. Conroy	52	Vice President—Operations and Engineering
James N. Little	67	Chairman of the Board
Leo Pierre Roy	50	Director
George Uveges	60	Director
Eric G. Walters	55	Director

        MICHAEL C. FERRARA joined the Company on November 14, 2007 as the Chief Executive Officer and a member of the Company's Board of Directors. Mr. Ferrara was most recently President and CEO of X-Rite Incorporated, a NASDAQ-traded company (XRIT). X-Rite develops, manufactures and markets color management solutions for industrial, commercial and retail applications. Prior to X-Rite, Mr. Ferrara was CEO of Marine Optical Group, CEO of N.I. World Trade, a trading subsidiary of National Intergroup (formerly National Steel) and held positions of increasing seniority over an 18-year period at Westinghouse Electric Corporation. Mr. Ferrara currently serves on the Board of Directors of Integration Capital & Trade, Inc., an investment company based in New York, New York, and the Board of Advisors of PureColor, Inc., a privately held company based in Santa Fe, New Mexico. Mr. Ferrara has a B.S in electrical engineering from Villanova University and completed the Program for Management Development (PMD) at Harvard Business School.

        ROBERT P. BRUNO joined the Company on April 8, 1996 as Vice President of Sales/Marketing. He served in that capacity until October 2000. Mr. Bruno was appointed as Chief Operating Officer on November 30, 2000. Mr. Bruno was appointed as President on May 17, 2001, with such appointment becoming effective on May 21, 2001. Prior to joining MFIC Mr. Bruno was the Director, Sales & Marketing at Azonix Corporation (a Crane company), a high-tech designer and manufacturer of industrial measurement and control systems. Mr. Bruno was responsible for world sales and marketing in a growing $12 million company. From 1980 to 1994, Mr. Bruno was the Vice President of a commercial division of Inframetrics Incorporated, a leading world wide supplier of infrared imaging systems and peripherals for R&D, industrial and medical applications. Mr. Bruno held responsibility for all marketing activities and services for commercial, market research and new business development; He served as a Division Manager from 1988 to 1991 with full profit and loss responsibility.

        JACK M. SWIG joined the Company as a full time employee in January 1996 and was appointed in January 1999 as the Vice President—Corporate Development and General Counsel. He has served as the Company's General Counsel and Investor Relations Manager since 1993. Mr. Swig was appointed Secretary of the Company on April 6, 2007. Mr. Swig has more than 25 years venture capital, corporate finance and merchant/investment banking experience.

        DENNIS P. RIORDAN joined the Company on February 12, 1996 as the Controller and has worked for the Company full-time in that capacity since joining the Company. Mr. Riordan was appointed Treasurer of the Company on April 6, 2007. Mr. Riordan previously served as Controller—Residential Group for Winthrop Management from May 1989 to May 1994. From June 1986 to May 1989, he served in various positions as an assistant controller at Krupp Management, a real estate concern. Prior to that, Mr. Riordan spent twelve years in public accounting, primarily as an audit manager.

        WILLIAM J. CONROY joined the Company on March 25, 2008 as Vice President—Operations and Engineering. Prior to joining the Company, Mr. Conroy served as Senior Vice President of Production and Operations at Remote Reality Corporation, a designer and manufacturer of next-generation intelligent video systems for the military/defense and security business sectors, and as the operations manager at Northrop Grumman, Electronic Systems Division (ESD), in Canton, Mass., a global defense and technology company that provides innovative systems, products, and solutions in information and services, electronics, aerospace and shipbuilding to government and commercial customers worldwide. Mr. Conroy's responsibilities at Northrop Grumman included manufacturing, production control, materials, procurement, manufacturing engineering and quality assurance. Mr. Conroy earned his Bachelor of Science degree in ceramic engineering from Alfred University. Mr. Conroy has a ceramic pigment certification from Rutgers University; German ALPS language certification from Dartmouth College; is a certified Six-Sigma-Agile Specialist from Raytheon Missile Systems; and a Lean Green Belt from Northrop Grumman Corporation. Mr. Conroy is a member of the American Ceramic Society and the National Institute of Ceramic Engineers.

        JAMES N. LITTLE has served as a director of the Company since December 1995 and was appointed Acting Chairman of the Board on April 6, 2007 and then appointed as Chairman on December 13, 2007. Dr. Little provides consulting services to a number of laboratory instrumentation and analytical instrument companies. From December 2005 until August, 2006, Dr. Little served as Senior Vice President of Cetek Corporation, a position he also held from August 1998 until December 2001. From December 2001 until December 2005, he served as the President of Cetek, which is a biotechnology drug discovery company. From 1981 to August 1998, Dr. Little served as a Senior Vice President of Sales, Marketing and Business Development for Zymark Corporation (which was later acquired by Caliper Life Sciences), a manufacturer of scientific instrumentation. Prior to Zymark, Dr. Little was Senior Vice President of Waters Corp., a publicly held supplier of scientific instruments. Dr. Little currently serves as a director for both Horizon Technologies, based in Salem, New Hampshire, and Aushon Biosystems, based in Billerica, Massachusetts. Dr. Little serves on the Company's Compensation, Audit and Nominating and Corporate Governance Committees.

        LEO PIERRE ROY has served as a director of the Company since June 2000. Mr. Roy has more than 25 years of experience as a senior manager and consultant. Mr. Roy currently serves as Director of Environmental and Energy Services at Vanasse Hangen & Brustlin, Inc. (VHB), an engineering firm providing transportation, land development, and environmental services. Prior to joining VHB in September 2003, Mr. Roy was the Vice President and Chief Operating Officer of The Bioengineering Group, Inc., a firm engaged in consulting in the areas of erosion control, water quality, ecological restoration and bioengineering from September 2000 to September 2003. Between 1998 and 2000 he served as the President of Houqua & Company, Inc., a consulting firm specializing in strategic planning and development services. From 1997 to 1998, Mr. Roy served as President and Chief Operating Officer of Energy Answers Corporation, a designer, developer and owner of resource recovery, power, and recycling and solid waste management companies. From 1992 to 1996, Mr. Roy served first as Director of Waste Policy and Planning and later as Undersecretary of the Executive Office of Environmental Affairs for the Commonwealth of Massachusetts. From 1990 to 1991, Mr. Roy was the Regional Manager of Special Projects for Waste Management, Inc. From 1985 to 1989, he was the Vice President and Chief Operating Officer of Orne Enterprises, a venture capital, environmental technology holding company. Mr. Roy is the Chairman of the Company's Compensation Committee and serves on the Company's Audit and Nominating and Corporate Governance Committees.

        GEORGE UVEGES has served as a director of the Company since November 2005. Mr. Uveges is the founder and principal in the Tallwood Group, an angel investing firm that provides financial and management advisory services in addition to investment capital. Mr. Uveges has been a member of the adjunct faculty at Newbury College since 2006. From 2001 to 2004, Mr. Uveges served as the President and Chief Executive Officer of TranXenoGen, Inc., a development-stage, publicly-held biotech company focused on developing new methods for manufacturing therapeutic proteins and a portfolio of products, including generics, a cancer treatment and antibodies. He was also a director of that company from 2001 to 2005. Prior to that, Mr. Uveges served as Chief Financial Officer at a number of companies and also practiced as a certified public accountant. Mr. Uveges is a member of the Board of Directors of Harvard Bioscience, Inc., a publicly held developer, manufacturer and marketer of products used in life science research, where he also serves on the audit committee. Mr. Uveges is also a member of the Board of Directors of Operation ABLE, a non-profit corporation. Mr. Uveges, a CPA, is a Member, American Institute of Certified Public Accountants, Financial Executives International, and National Association of Corporate Directors. Mr. Uveges is the Chairman of the Company's Nominating and Corporate Governance Committee, is a member of the Company's Audit and Compensation Committees and is a "financial expert" on the Audit Committee.

        ERIC G. WALTERS has served as a director of the Company since November 2005. Mr. Walters is Vice President and Chief Financial Officer of CardioTech International, Inc., a publicly traded company, which focuses on medical device design, development and manufacturing that enhance the treatment of cardiovascular disease. Prior to joining CardioTech, Mr. Walters served as Vice President and Chief Financial Officer at Konarka Technologies, Inc., a developer of light-activated plastic (photovoltaic) material. Prior to joining Konarka, Mr. Walters served in various capacities at PolyMedica Corporation during a 13-year period, including Executive Vice President and Chief Financial Officer. Mr. Walters is a member of the Board of Directors of CorNova, Inc., a privately held developer of coronary stents and other medical devices. Mr. Walters, a CPA, is a Member, American Institute of Certified Public Accountants, a Fellow of the Massachusetts Society of Certified Public

Accountants, and a Member in Financial Executives International. Mr. Walters is the Chairman of the Audit Committee of the Board of Directors and is a "financial expert" on the Audit Committee.

Significant Employee

        THOMAI PANAGIOTOU joined the Company on March 31, 2003 as Director of Research and Development. Dr. Panagiotou was appointed as Vice President, Research and Development on January1, 2005. Dr. Panagiotou is a Member of both the American Chemical Society, and the American Association of Pharmaceutical Scientists. Prior to joining the Company, Dr. Panagiotou served from 2000 to 2003 as Manager at Arthur D. Little, Inc. Prior to that, Dr. Panagiotou worked at TIAX, LLC, a consulting company where she was involved in the development of a pulmonary delivery device. From 1997 to 2000, Dr. Panagiotou was Principal Engineer at Physical Sciences, Inc., a company providing contract research and development services in aerospace, energy, environmental, manufacturing and medical applications. Dr. Panagiotou is 44 years old.

Certain Relationships and Related Transactions

        We are not now, nor have we been since the beginning of 2007, a party to any transaction, nor do we contemplate entering into any proposed transaction, with any related person (which term includes any of our directors or executive officers or any immediate family member of such directors or executive officers) the value of which exceeds $70,700 (approximately one percent (1%) of the average of our total assets at year-end for the last three completed fiscal years), and in which any related person had or will have a direct or indirect material interest.

Policies And Procedures For Related Party Transactions

        Our Board of Directors reviews, approves and/or ratifies all transactions involving related persons. The purpose of the review is to determine that such transactions are conducted on terms not materially less favorable to us than what would be usual and customary in transactions between unrelated persons and, in the case of transactions involving Directors, to determine whether such transactions affect the independence of a Director in accordance with the relevant rules and standards issued by the Securities and Exchange Commission. Our Code of Ethics provides guidance on business relations between us and our Directors, officers, and employees. We filed our Code of Ethics with our Annual Report on Form 10-K in 2005. The Code of Ethics is available on our website at http://www.mficcorp.com/nethics.html.

Section 16(a) Beneficial Ownership Reporting Compliance

        Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company by its reporting persons, no director, officer or beneficial owner of more than ten percent of any class of securities of the Company failed to file on a timely basis any report as required by Section 16(a) of the Exchange Act during the most recent fiscal year.

Board of Directors, Committees and Meetings

        The business and affairs of the Company are managed on a day-to-day basis by the Company's management and executive officers, under the supervision and review of the Board of Directors. Each of the Directors, other than Mr. Ferrara, is independent in accordance with the standards of the Securities and Exchange Commission. In accordance with the disclosure requirements of the Securities and Exchange Commission, although we are not presently listed on any national securities exchange, each of the Directors, other than Mr. Ferrara, is independent in accordance with the standards of the American Stock Exchange. Mr. Irwin Gruverman, who retired from the Board on September 17, 2007, was not independent in accordance with the standards of the Securities and Exchange Commission and the American Stock Exchange. The Board of Directors of the Company held 6 meetings and acted by unanimous written consent 2 times during the fiscal year ended December 31, 2007.

        Ratification by a majority of the full Board of Directors is required with respect to decisions taken by the committees. During the fiscal year ended December 31, 2007, each of the directors attended more than 75% of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees on which each director served, for the period during which such director held such position. Written communications from the Company's stockholders can be sent to the Board of Directors at the Company's principal business address and marked to the attention of the specific Director with which the stockholder wishes to communicate, or if not to any specified director, then to the Chairman of the Board of Directors. All stockholder communications are forwarded to the specific Director to whom it is addressed. If addressed to the Board of Directors as a whole, the Chairman of the Board of Directors reviews each communication and determines, in his judgment, whether to forward it to the Board of Directors as a whole. This process has been adopted by a majority of the Company's independent directors.

        The Company expects, absent extraordinary circumstances, that each member of the Board of Directors will attend the Company's Annual Meeting of Stockholders. Last year, all then current members of the Board of Directors personally attended the 2007 Annual Meeting of Stockholders.

The Nominating and Corporate Governance Committee

        The Board of Directors of the Company has a standing Nominating and Corporate Governance Committee comprised of Messrs. Little, Roy and Uveges, each of whom is independent in accordance with the standards of the Securities and Exchange Commission. In accordance with the disclosure requirements of the Securities and Exchange Commission, although we are not presently listed on any national securities exchange, each of the Directors on the Nominating and Corporate Governance Committee is independent in accordance with the standards of the American Stock Exchange.

        The Nominating and Corporate Governance Committee has a charter that is attached to this proxy statement as Appendix A and which is available on the Company's website at http://www.mficcorp.com/index.php?option=com_content&task=view&id=44&Itemid=42.

        The Nominating and Corporate Governance Committee reviews and reports to the Board on an occasional basis regarding the size and composition of the Board and recommends to the Board nominees for election to the Board. The Nominating and Corporate Governance Committee met 7 times and acted by unanimous written consent 2 times in 2007.

        The Nominating and Corporate Governance Committee accepts and considers nominations by directors, executive officers, employees, advisors, consultants and security holders. The Company may hire an outside consultant to help in the search for a new director or executive officer. Stockholders should submit nominations for director positions in writing to the Company's Board of Directors, which should be mailed to the Company's principal mailing address, addressed to the attention of the Corporate Secretary. When the Nominating and Corporate Governance Committee becomes aware of a vacant seat on the Board of Directors, whether because of retirement or resignation of a director or otherwise, the Nominating and Corporate Governance Committee, or a subcommittee thereof, reviews all nominations received, and recommends whether nominees should be submitted to the full Board of Directors. Neither the Nominating and Corporate Governance Committee nor the Board of Directors has established any specific minimum criteria or qualifications that a nominee must possess. The Nominating and Corporate Governance Committee and the Board of Directors review all nominees on the basis of the nominee's qualifications, including the nominee's independence, education and business experience. In addition, the Nominating and Corporate Governance Committee considers other factors, such as whether a nominee will have sufficient time to devote to being an active member of the Board of Directors.

The Audit Committee

        The Audit Committee, which currently consists of Messrs. Walters, Little, Roy and Uveges, each of whom is an independent director under the standards of the Securities Exchange Commission, oversees the accounting, financial reporting and tax functions of the Company, including matters relating to the internal control over financial reporting and the appointment and activities of our independent accountants. In accordance with the disclosure requirements of the Securities and Exchange Commission, although we are not presently listed on any national securities exchange, each of the members of the Audit Committee is independent in accordance with Section 121(B) of the listing standards of the American Stock Exchange. Mr. Walters, the Chairperson of the Audit Committee, and Mr. Uveges are each an Audit Committee "financial expert," as defined under the rules of the Securities Exchange Commission. The Audit Committee met 4 times last year and acted by unanimous written consent on 1 occasion during the fiscal year ended December 31, 2007.

        The Audit Committee has a charter, which is reviewed at least annually by the Audit Committee and the entire Board of Directors. The Audit Committee charter was last revised on January 16, 2003 and was filed with the Company's proxy statement in 2005. The Audit Committee charter is available on the Company's website at http://www.mficcorp.com/index.php?option=com_content&task=view&id=44&Itemid=42.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee, which currently consists of Messrs. Little, Roy and Uveges, determines who receives stock options under the Company's stock plans (except for the 1989 Non-Employee Director Plan, under which grants were automatically made, and the 2006 Stock Plan, with respect to grants that are automatically made to non-employee directors) and also reviews and approves employee remuneration. Each of the members of the Compensation Committee is independent in accordance with the standards of the Securities Exchange Commission. In accordance with the disclosure requirements of the Securities and Exchange Commission, although we are not presently listed on any national securities exchange, each of the members of the Compensation Committee is independent in accordance with the standards of the American Stock Exchange. The Compensation Committee held 5 meetings and acted by unanimous written consent on 3 occasions during the fiscal year ended December 31, 2007.

        The Compensation Committee adopted a charter on December 08, 2005, which was filed with the Company's proxy statement in 2006. The Compensation Committee charter is available on the Company's website at http://www.mficcorp.com/index.php?option=com_content&task=view&id=44&Itemid=42.

        During the fiscal year ended December 31, 2007:

  •
  no executive officer of the Company served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of the Company;

  •
  no executive officer of the Company served as a director of another entity, one of whose executive officers served on the Compensation Committee of the Company; and

  •
  no executive officer of the Company served as a member of the compensation committee of another entity, one of whose executive officers served as a director of the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This section discusses the material elements of compensation awarded to, earned by or paid to the executive officers identified in the Summary Compensation Table in this proxy statement (whom we refer to as our named executive officers).

        The Compensation Committee of our Board of Directors generally has responsibility for reviewing and determining on both an annual and an as-needed basis the compensation of our named executive officers, directors, and key employees and reporting to the Board regarding the foregoing. The Compensation Committee (also referred to as the "Committee") also has responsibility for administering our stock plan, determining the number of stock options to be granted under the plan and reporting to the Board regarding the foregoing. None of the named executive officers are members of the Compensation Committee. The current Compensation Committee members are Leo Pierre Roy (Chairman), James N. Little and George Uveges.

Overview of Compensation Programs and Objectives

        The objectives of the Compensation Committee in recommending the levels and components of compensation for the named executive officers and key employees are to:

  1.
  Attract, motivate and retain talented and dedicated executives and key employees;

  2.
  Motivate performance to achieve our established goals and objectives; and

  3.
  Provide both cash and equity incentives that align the interests of the named executive officers and key employees with the long-term interests of our stockholders.

        The Committee reviews the achievement of corporate goals and individual contributions to our success. The Committee monitors the results of our executive compensation program to assure that the compensation paid to the named executive officers and key employees provides overall competitive pay levels and appropriately rewards superior performance. The Committee relies on judgment and not upon rigid guidelines or formulas in determining the amount or mix of compensation elements for each named executive officer and key employee. Factors affecting the Committee's judgment include performance compared to strategic goals, the nature of the named executive officer's or key employee's responsibilities and his or her effectiveness in leading our initiatives to achieve our goals. Our Chief Executive Officer, as the manager of the members of the executive team, assesses the executives' and key employees' individual contributions to their respective departmental goals and makes recommendations to the Committee with respect to increases in base salary, discretionary bonus and long-term incentive awards, for each member of the executive team. The Committee evaluates, discusses and approves or modifies these recommendations. Each member of the Board who is independent in accordance with the standards of the Securities and Exchange Commission is permitted to attend the Committee meetings and participate in the discussion. However, approval of each named executive officer's and key employee's compensation is made by the Committee and recommended to the Board for ratification. As described in more detail below, the material components of the named executive officers' and key employees compensation include base salary, discretionary bonus, long-term incentive awards, limited change-in-control benefits and related severance protection, and other employee benefits. The Committee reviews the total compensation package for each named executive officer and key employee, including base salary, bonuses and incentive awards, and adjusts these individual components to achieve a desired pay and performance incentive package. The Committee believes that each element of our executive and key employee compensation program helps us to achieve one or more of our compensation objectives.

        Base salaries, change-in-control benefits and other employee benefits are all primarily intended to attract and retain qualified executives and key employees. The value of these components in any given year is less dependent on performance than the other elements that comprise our executives' and key employees' compensation package. The Committee believes that we need to provide the named executive officers and key employees with a level of predictable compensation in order to attract and retain top-caliber executives and key employees and reward their continued services. The Committee's general philosophy is that discretionary bonuses and long-term incentive compensation should fluctuate with our success in achieving financial and other goals, and that we should continue to use long-term compensation such as stock options to align stockholder interests with the interests of the executives and key employees. The Committee also believes that a mix of longer-term and short-term elements allows us to achieve the dual goals of attracting and retaining executives and key employees while motivating their continued performance and aligning their financial interests with those of our stockholders.

        The Committee has used relevant data points for comparable companies, such as salary surveys, to assist it in determining the compensation for each of our named executive officers. The Committee has found it difficult to benchmark the compensation levels of our named executive officers within a peer group of comparable companies due to the unique nature of our business and technology. The Committee has evaluated the compensation practices of other high technology companies, including other publicly-held advanced materials, advanced technologies companies, and small capital equipment manufacturers, in Massachusetts, in determining an appropriate level and mix of compensation. Among other sources, the Committee used the Massachusetts Executive Compensation Report, 2007, published by the Associated Industries of Massachusetts, the Pearl Meyers & Partners 2007 Equity Stake Study, and the 2007 Dolmat Connell & Partners Tech100 Executive Compensation and Long-Term Incentive Study.

        The Committee subscribes to the philosophy of "Pay-for-Performance", linking elements of each executive officer's compensation to their job performance and their role in our overall financial performance. Performance is tied to specific goals and metrics, generally compared to the annual financial plan adopted by the Company. Performance is considered on an annual basis, with goals for revenue and gross margin, as well as execution of critical performance goals such as strategic planning, technology advancement, and new product development and introduction. In considering our compensation strategy, the Committee acknowledges the goal of building stockholder value. To do this the executive officers need to:

  •
  grow the Company;

  •
  increase profitability;

  •
  advance the technology;

  •
  penetrate additional markets and diversify by industry and geography; and

  •
  develop employees to succeed by giving them career paths and internally developing the future leadership of the Company.

Current Material Elements

        Base Salary.    In determining the base salaries of our named executive officers in 2006 and 2007, the Committee considered the performance of each named executive officer during the prior year, the nature of the named executive officer's responsibilities, the expectations for such named executive officer's performance in 2006 and 2007 and our past compensation practice. Base salary is paid in cash.

        The Committee customarily determines any adjustments to the base salary of each of our named executive officers at the end of the year preceding the year in which the adjustment will take effect or at the start of the year in which the adjustment will take effect. In December 2005, the Committee, after reviewing management's budget/forecast for 2006, recommended that the base salaries of our named executive officers remain unchanged for 2006. The Board adopted that position. The base salary that we paid to each of our named executive officers in 2006 is the amount reported for such officer in the line corresponding to 2006 under the "Salary" column of the Summary Compensation Table below. As a result of our strong financial performance in 2006, which included an increase in revenue of 35% compared to 2005 and a record performance with respect to revenues in the fourth quarter of 2006, and based on management's budget/forecast for 2007 and a desire to account for inflation in the general economy, the Board adopted increases in base salary at year-end 2006 for 2007 of approximately 12% for Mr. Gruverman and approximately 4.5% for each of the other named executive officers. The base salary that we paid to each of our named executive officers in 2007 is the amount reported for such officer in the line corresponding to 2007 under the "Salary" column of the Summary Compensation Table below.

        Discretionary Bonuses.    The Committee uses its discretion in recommending discretionary bonuses. That discretion includes whether to grant bonuses at all, the formula for determining the amount of the bonuses, and the individuals participating in the discretionary bonus pool. In setting bonus targets, the Committee considers the expected contributions of the individuals based on their Key Performance metrics, and the anticipated financial performance of the Company. Each employee eligible for a discretionary bonus has Key Performance metrics established at the beginning of the year in discussions between the employee and his or her supervisor. These Key Performance metrics are reviewed by the Compensation Committee, which uses them at year end, in consultation with the Chief Executive Officer, in determining eligibility for a discretionary bonus. Discretionary bonuses, if any, for our named executive officers are paid in cash upon the achievement of certain goals. Such bonuses are structured either as payments on an individual basis to a particular named executive officer or as payments to some or all of the named executive officers from a bonus pool to which they are entitled to a certain percentage. The Committee has customarily determined whether or not to grant discretionary bonuses to any of our named executive officers at the end of the year preceding the year in which the bonus is granted or at the start of the year in which the bonus is granted.

        In December 2005, the Committee recommended that our named executive officers participate in a bonus pool for possible payment during 2006 after actual financial performance became measurable. The pool was established as a function of our revenue and gross profit margin based on six-month and twelve-month results. The named executive officers' percentage of participation was determined pro rata based on their salaries. The Board adopted the Committee's recommendation and established the bonus pool for 2006. Bonuses from the 2006 pool were to be paid at mid-year and following year-end depending on the finalized financial results for the respective accounting period, as set forth below.

        If at June 30, 2006, minimum revenue and gross margin for the six months then ended were at the minimum level indicated in the table below, the amount shown in the final column of such table would be placed in the mid-year bonus pool.

June 30, 2006

Six-month minimum revenue	Six-month minimum gross margin	Placed in mid-year bonus pool
$6.6 million	52.0%	$15,000

        If at December 31, 2006, minimum revenue and gross margin for the twelve months then ended were at the minimum levels indicated in the table below, the amount(s) shown in the final column of such table would be placed in the year-end bonus pool.

December 31, 2006

Twelve-month minimum revenue	Twelve-month minimum gross margin	Placed in year-end bonus pool
$14.0 million	52.0%	$25,000
$15.0 million	52.0%	Additional $25,000
$15.6 million	52.0%	Additional $25,000

        Since our revenue for the six-months ended June 30, 2006 exceeded the Committee's threshold of $6.6 million, with a minimum gross profit margin of 52%, and our revenue for the twelve-months ended December 31, 2006 exceeded the Committee's threshold of $15.6 million, with a minimum gross profit margin of 52%, we placed $15,000 and $75,000, respectively, in the bonus pools for the six-month and twelve-month periods and allocated the bonuses among the named executive officers. The corresponding bonuses that we paid to each of our named executive officers for fiscal year 2006 are shown in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table below.

        In December 2006, the Committee recommended that our named executive officers participate in a bonus pool for possible payment during 2007 after actual financial performance became measurable. Similar to the prior year, the pool was established as a function of our revenue and gross profit margin based on six month and twelve month results. The named executive officers' percentage of participation was determined based on their expected contribution to our financial performance and the total compensation targets for such individuals. The bonus pools at mid-year and following year-end were allocated by the Committee to the following individuals in the following percentages:

  a.
  I. Gruverman—25%

  b.
  R. Bruno—25%

  c.
  T. Hoarty—20%

  d.
  J. Swig—15%

  e.
  D. Riordan—15%.

The Board adopted the Committee's recommendation and established the bonus pool for 2007. Bonuses from the 2007 pool were to be paid at mid-year and following year-end depending on the finalized financial results for the respective accounting period, as set forth below.

If at June 30, 2007, minimum revenue and gross margin for the six months then ended were at the minimum levels indicated in the table below, the amount(s) shown in the final column of such table would be placed in the mid-year bonus pool.

June 30, 2007

Six-month minimum revenue	Six-month minimum gross margin	Placed in mid-year bonus pool
$8.0 million	54.0%	$15,000
$8.5 million	54.5%	Additional $15,000
$9.0 million	55.0%	Additional $20,000

        The maximum amount that could have been placed in the mid-year bonus pool at June 30, 2007 was $50,000, an increase of more than three-fold from the prior year. If the mid-year revenue and gross margin goals were not attained, the applicable portion of the bonus pool set forth in the last column of the above table would be forfeited and would not be available for distribution at year-end or any other time.

        If at December 31, 2007, minimum revenue and gross margin for the twelve months then ended were at the minimum levels indicated in the table below, the amount(s) shown in the final column of such table would be placed in the year-end bonus pool.

December 31, 2007

Twelve-month minimum revenue	Twelve-month minimum gross margin	Placed in year-end bonus pool
$16.5 million	54.0%	$35,000
$17.5 million	54.5%	Additional $30,000
$18.5 million	55.0%	Additional $25,000

        The maximum amount that could have been placed in the year-end bonus pool at December 31, 2007 was $90,000, an increase of 20% from the prior year. The mid-year and year-end goals set forth above were minimum thresholds. The Board reserved the right to make further bonus recommendations if we achieved higher levels of revenue and gross margin. However, financial performance between the levels indicated was not to be prorated.

        We did not achieve our financial goals for 2007 and did not attain the revenue and gross margin targets described above. As a result, no bonuses were earned under the bonus pool in 2007, as shown in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table below.

        The Committee may recommend that discretionary bonuses be paid on an individual basis to a particular named executive officer using criteria which the Committee believes to be relevant, such as the performance of the particular officer or the accomplishment of specific objectives by such officer, as well as other factors such as our profitability, revenue, cash flow, customer generation, market share and industry position. The additional bonus that we paid to our President and Chief Operating Officer, Mr. Robert P. Bruno, was the result of our achievement of the revenue and gross profit margin for the twelve-months ended December 31, 2006 set forth above is shown in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table below. In December 2006, the Board adopted a Special Incentive Compensation Program for Mr. Gruverman that could have resulted in payments to Mr. Gruverman in 2007 in a maximum aggregate amount of $50,000 if certain personal and Company milestones were met. Mr. Gruverman did not receive any bonus payments under this Program.

        Long-Term Incentive Compensation.    Periodically, the Committee grants long-term incentive compensation to our named executive officers in order to provide a long-term incentive which is directly tied to the performance of our stock. These grants provide an incentive to maximize stockholder value by providing the executives an equity interest which further aligns their interests with those of the stockholders. Vesting periods associated with such grants are used to retain our named executive officers and to emphasize the long-term aspect of contribution and performance. In making grants of long-term incentive compensation to our named executive officers, the Committee considers a number of factors, including our performance, the performance of such persons, the achievement of specific delineated goals, the responsibilities of such persons, the number of stock options and other awards each such person currently possesses and the underlying value of the options and other awards held.

        Our stockholders adopted our 2006 Stock Plan on June 20, 2006. Upon the adoption of the 2006 Stock Plan, we ceased granting new options and other awards under our 1988 Stock Plan and our 1989 Non-Employee Director Plan. The Committee will continue to administer our 1988 Stock Plan and our 1989 Non-Employee Director Plan so long as awards granted under such plans remain exercisable. Under the 2006 Stock Plan, the Committee may grant awards in the form of stock options, restricted share rights, performance share rights and stock appreciation rights.

        Stock Options.    Pursuant to the terms of the 2006 Stock Plan, stock options granted to our named executive officers usually have a term of ten years. The exercise price of these grants is 100% of the closing price of the underlying Common Stock on the date of grant. In general, the options granted to our named executive officers vest in equal annual installments over a four-year period beginning one year after the date of grant. The Committee may, in certain instances, adjust the vesting period for performance-based options.

        Restricted share rights, performance share rights and stock appreciation rights.    Restricted share rights typically "cliff vest," all at one time, at a date several years subsequent to their grant date. Performance restricted share rights vest upon the achievement of milestones as defined by the Committee. Stock appreciation rights, which may be paid in cash, allow the Committee to award units that derive their value from the appreciation in our stock without the issuance of additional shares. We did not issue any awards of restricted share rights, performance share rights or stock appreciation rights to our named executive officers in 2006 or 2007. Awards of restricted stock and stock appreciation rights are not currently intended to comprise a major part of our long-term incentive compensation strategy. The Committee may elect, however, from time to time, to grant these types of awards as particular situations arise.

        The Committee has customarily determined whether or not to grant long-term incentive compensation to our named executive officers at the end of a year or at the start of a year. The Committee adopted a new policy in 2008 to grant long-term incentive compensation based upon the named executive officers' performance after the conclusion of the year in which the performance occurred. This approach provides the Committee with a retrospective view on the performance of such individuals before deciding whether to grant the incentive compensation. The aggregate amount as determined under FAS No. 123R recognized for purposes of our financial statements for 2007 with respect to options granted to the named executive officers is shown in the "Summary Compensation Table" below. The grant date value of the options and other long-term incentive compensation awarded to the named executive officers in 2007 as determined under FAS No. 123R for purposes of the financial statements is shown in the "Grants of Plan-Based Awards Table" below. The "Grants of Plan-Based Awards Table" and related narrative "Description of Summary Compensation and Plan-Based Awards Tables" section below provide additional detail regarding the options and other long-term incentive compensation granted to the named executive officers in 2007, including the vesting and other applicable terms.

        Equity Grant Practices.    The Committee may grant awards to our named executive officers or other eligible participants under our 2006 Stock Plan at any time during the year, including in connection with the hiring or promotion of employees or based upon other special circumstances or performance. In accordance with longstanding policy, we do not backdate or reprice options or grant options retroactively. In addition, we do not coordinate grants of options so that they are made before announcements of favorable information, or after announcements of unfavorable information. Our options are granted at fair market value (deemed to be the closing price of the underlying Common Stock on the date of grant) on a fixed date or event (such as the first Board meeting following an employee's hire); with all required approvals obtained in advance of or on the actual grant date. Board and Compensation Committee meetings are generally scheduled months in advance and scheduling decisions are made without regard to our anticipated earnings or other major announcements. In 2006, we ceased our general practice of granting options to new employees on, or effective as of, their date of hire and instead instituted a policy, subject to limited exceptions at the discretion of the Board, whereby options are granted to such individuals effective as of the next regularly scheduled Board meeting following their date of hire.

        Change-in-Control Benefits and Severance Protection.    The change-in-control benefits and related severance protection provided to each of our named executive officers include the provisions in our

2006 Stock Plan that accelerate the vesting of certain awards under certain circumstances upon our change in control. Pursuant to our 2006 Stock Plan, outstanding stock options, restricted stock and stock appreciation rights granted to a named executive officer may be assumed by a successor corporation or accelerated if not assumed. In addition, 50% of the unvested portion of an award will accelerate if, within 12 months following a change in control, the successor corporation for a reason other than cause terminates the employment of a named executive officer who holds an award pursuant to the 2006 Stock Plan. Please see the "Employment Agreements" section following the "Summary Compensation Table" below for a description of additional payments that may be made to the named executive officers following a change in control.

        Other Compensation and Benefits.    Our named executive officers participate in the same group insurance and employee benefit plans as our other salaried employees. We do not provide loans or other perquisites to our named executive officers. The only exception is a $100,000 life insurance policy on President Robert Bruno for which we pay the premium. Premium payments in 2007 were $1,607 compared to $1,314 in 2006, an increase of approximately 22%.

Employment Agreements

        We have employment agreements with our named executive officers providing for payments upon termination under certain circumstances and/or following a change in control. These payments are designed to provide our named executive officers with continued compensation for a discrete period of time in limited situations where their employment is unexpectedly terminated. In addition, as noted above, upon a change in control, the vesting of certain awards made to our named executive officers under the 2006 Stock Plan may accelerate.

Stock Ownership Guidelines

        The Company currently does not require our directors or named executive officers to own a particular amount of our Common Stock. The Committee recommends stock holdings among the directors and named executive officers to provide motivation and to align this group's interests with those of our stockholders. All of our directors and named executive officers are stockholders.

Return of Incentive Compensation by an Executive

        In the case of a significant restatement of our financial results caused by a named executive officer's fraudulent or intentional misconduct, the Board may take action to seek reimbursement of some portion of performance-based or incentive compensation that was paid or awarded to such executive which would not have been paid or awarded if such compensation had been calculated based on the restated financial results. The Audit Committee of the Board will determine whether a financial restatement is significant and will make an initial determination of the cause of the restatement.

Compensation Consultant

        The Committee does not have any contractual arrangement with any compensation consultant who has a role in determining or recommending the amount or form of named executive officer or director compensation. In the future, in its sole discretion, the Committee may engage or seek the advice of one or more compensation consultants.

Compliance with Section 162(m)

        The Committee currently intends for all compensation paid to our named executive officers to be tax deductible to the Company pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"). Section 162(m) provides that the Company cannot deduct for Federal income tax purposes compensation paid to our named executive officers in excess of $1,000,000, unless, in general, (1) such compensation is performance-based, established by a committee of outside directors and objective, and (2) the plan or agreement providing for such performance-based compensation has been approved in advance by stockholders. The Committee believes that stockholder interests are best served by not restricting the Committee's discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, in the future, the Committee may determine to adopt a compensation program that does not satisfy the conditions of Section 162(m) if in its judgment, after considering the additional costs of not satisfying Section 162(m), such program is appropriate. However, the Committee does not anticipate paying any named executive officers in excess of $1,000,000 in the near term.

COMPENSATION COMMITTEE REPORT

        The Committee has reviewed and discussed the above Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company's Annual Report on Form 10-K for 2007 and included in this proxy statement.

Leo Pierre Roy (Chairman)
James N. Little
George Uveges

Summary Compensation

        The following table sets forth for the fiscal years ended December 31, 2007 and 2006, respectively, a summary of the compensation paid to our named executive officers.

SUMMARY COMPENSATION TABLE

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Non Qualified Deferred Compensation Earnings ($)	All other Compensation ($)		Total ($)
Michael C. Ferrara Chief Executive Officer	2007 2006	29,192 0	(4)	0 0	0 0	12,234 —	(6)	0 0		0 0	0 0		41,426 —
Irwin J. Gruverman Chief Executive Officer (former)	2007 2006	140,000 125,000		0 0	0 0	— —		0 22,050	(2)	0 0	25,679 0	(5)	165,679 147,050
Robert P. Bruno President, Chief Operating Officer	2007 2006	170,000 163,000		0 0	0 0	4,800 —	(6)	0 53,710	(3)	0 0	1,607 1,314	(1) (1)	176,407 218,024
Jack M. Swig Vice President, Corporate Development and General Counsel	2007 2006	140,000 115,000	(7)	0 0	0 0	2,400 —	(6)	0 20,250	(2)	0 0	0 0		142,400 135,250
Dennis P. Riordan Controller	2007 2006	115,000 110,000		0 0	0 0	2,400 —	(6)	0 18,990	(2)	0 0	0 0		117,400 128,990

(1)
The Company pays a quarterly premium for additional life insurance for Mr. Bruno.

(2)
Indicates the amount earned by the named executive officer in 2006 in connection with the bonus pool described under "Compensation Discussion and Analysis—Current Material Elements—Discretionary Bonuses".

(3)
In 2006, Mr. Bruno earned $28,710 in connection with the bonus pool and $25,000 in connection with an additional bonus as a result of our financial performance, each described under "Compensation Discussion and Analysis—Current Material Elements—Discretionary Bonuses".

(4)
Michael C. Ferrara compensation for partial year based on $230,000 annual base salary.

(5)
Represents payment to Irwin J. Gruverman of accrued vacation upon departure from employment.

(6)
The option awards reflect the dollar amount recognized for financial statement reporting purposes in accordance with SFAS No. 123R with respect to stock option grants in 2007. The assumptions used in the calculation of these amounts are included in Note 1 to the Company's audited consolidated financial statements for the year ended December 31, 2007 included in the Company's Annual Report on Form 10-K.

(7)
Jack M. Swig salary represents pro rated amount of base salary that became effective as of April 26, 2007. Please see "Employment Agreements—Jack M. Swig" following this Summary Compensation Table for additional information.

Employment Agreements

        As of April 26, 2007 (the "Effective Date"), we entered into Executive Employment Agreements with each of Robert P. Bruno, (the "Bruno Agreement"), Dennis P. Riordan (the "Riordan Agreement") and Jack M. Swig (the "Swig Agreement"). Under these agreements, each of Mr. Bruno,

Mr. Swig and Mr. Riordan will continue in their respective positions with us until at least June 30, 2008 (the "Target Date"), at which point such officers will become "at will" employees. As of November 14, 2007, we entered into an employment agreement with Michael C. Ferrara as described below.

Robert P. Bruno

        Under the terms of the Bruno Agreement, Mr. Bruno is employed as our President and Chief Operating Officer and will continue to receive the same salary and benefits provided to him as of the Effective Date. In the event that (i) Mr. Bruno is terminated for Cause (as defined in the Bruno Agreement), (ii) Mr. Bruno voluntarily terminates his employment for a reason other than Good Reason (as defined in the Bruno Agreement) or (iii) Mr. Bruno dies or becomes Permanently Disabled (as defined in the Bruno Agreement), the Company will have no obligation to provide Mr. Bruno with any compensation or severance package, except for salary and benefits accrued prior to the termination of employment. In the event that Mr. Bruno is terminated without Cause or Mr. Bruno voluntarily terminates his employment for Good Reason, Mr. Bruno will be entitled to a severance package comprised of the value of his base salary through and including the Target Date plus an amount equal to six (6) months of his base salary at the rate in effect on the date of his termination. In addition, the Company will continue to provide Mr. Bruno (and his spouse, if applicable) medical and dental insurance coverage as well as pre-existing life insurance coverage from the date of his termination through December 31, 2008.

        Mr. Bruno may, upon written notice to the Company, at least thirty (30) days prior to the Target Date, terminate his employment effective as of the Target Date. Upon such termination, Mr. Bruno will be entitled to receive an amount equal to six (6) months of his base salary at the rate in effect on the Target Date (the "Bruno Termination Payment"). In addition, the Company will continue to provide Mr. Bruno (and his spouse, if applicable) medical and dental insurance coverage as well as pre-existing life insurance coverage from the Target Date through December 31, 2008. If Mr. Bruno does not exercise his right to receive the Bruno Termination Payment and continues his employment with the Company after the Target Date, he will be entitled to receive the Bruno Termination Payment if the Company terminates his employment after the Target Date without Cause.

        Mr. Bruno's intended retirement on the Target Date has been announced by the Company.

Dennis P. Riordan

        Under the terms of the Riordan Agreement, Mr. Riordan is employed as our Controller and will continue to receive the same salary and benefits provided to him as of the Effective Date. In the event that (i) Mr. Riordan is terminated for Cause (as defined in the Riordan Agreement), (ii) Mr. Riordan voluntarily terminates his employment for a reason other than Good Reason (as defined in the Riordan Agreement) or (iii) Mr. Riordan dies or becomes Permanently Disabled (as defined in the Riordan Agreement), the Company will have no obligation to provide Mr. Riordan with any compensation or severance package, except for salary and benefits accrued prior to the termination of employment. In the event that Mr. Riordan is terminated without Cause or Mr. Riordan voluntarily terminates his employment for Good Reason, Mr. Riordan will be entitled to a severance package comprised of the value of his base salary through and including the Target Date plus an amount equal to six (6) months of his base salary at the rate in effect on the date of his termination. In addition, the Company will continue to provide Mr. Riordan (and his spouse, if applicable) medical and dental insurance coverage as well as pre-existing life insurance coverage from the date of his termination through December 31, 2008.

        Mr. Riordan may, upon written notice to the Company, at least thirty (30) days prior to the Target Date, terminate his employment effective as of the Target Date. Upon such termination, Mr. Riordan will be entitled to receive an amount equal to six (6) months of his base salary at the rate in effect on the Target Date (the "Riordan Termination Payment"). In addition, the Company will continue to provide Mr. Riordan (and his spouse, if applicable) medical and dental insurance coverage as well as pre-existing life insurance coverage from the Target Date through December 31, 2008. If Mr. Riordan does not exercise his right to receive the Riordan Termination Payment and continues his employment with the Company after the Target Date, he will be entitled to receive the Riordan Termination Payment if the Company terminates his employment after the Target Date without Cause.

Jack M. Swig

        Under the terms of the Swig Agreement, Mr. Swig is employed as our Vice President Corporate Development, Investor Relations Manager and General Counsel. Mr. Swig's base salary under the Swig Agreement is $150,000 per year. He will continue to receive the same benefits provided to him as of the Effective Date. In the event that (i) Mr. Swig is terminated for Cause (as defined in the Swig Agreement), (ii) Mr. Swig voluntarily terminates his employment for a reason other than Good Reason (as defined in the Swig Agreement) or (iii) Mr. Swig dies or becomes Permanently Disabled (as defined in the Swig Agreement), the Company will have no obligation to provide Mr. Swig with any compensation or severance package, except for salary and benefits accrued prior to the termination of employment. In the event that Mr. Swig is terminated without Cause or Mr. Swig voluntarily terminates his employment for Good Reason, Mr. Swig will be entitled to a severance package comprised of the value of his base salary through and including the Target Date plus an amount equal to six (6) months of his base salary at the rate in effect on the date of his termination. In addition, the Company will continue to provide Mr. Swig (and his spouse, if applicable) medical and dental insurance coverage as well as pre-existing life insurance coverage from the date of his termination through December 31, 2008.

        Mr. Swig may, upon written notice to the Company, at least thirty (30) days prior to the Target Date, terminate his employment effective as of the Target Date. Upon such termination, Mr. Swig will be entitled to receive an amount equal to six (6) months of his base salary at the rate in effect on the Target Date (the "Swig Termination Payment"). In addition, the Company will continue to provide Mr. Swig (and his spouse, if applicable) medical and dental insurance coverage as well as pre-existing life insurance coverage from the Target Date through December 31, 2008. If Mr. Swig does not exercise his right to receive the Swig Termination Payment and continues his employment with the Company after the Target Date, he will be entitled to receive the Swig Termination Payment if the Company terminates his employment after the Target Date without Cause.

Michael C. Ferrara

        On November 14, 2007, (the "Ferrara Effective Date"), the Company entered into an employment agreement with Michael C. Ferrara (the "Ferrara Agreement") in connection with Mr. Ferrara's appointment as Chief Executive Officer and member of the Company's Board of Directors. Mr. Ferrara will receive a base salary of $230,000 per year (the "Base Salary"). The Base Salary shall be subject to annual review by the Board. Any increase in the Base Salary shall be determined by the Board in its sole discretion. The term of Mr. Ferrara's employment agreement (the "Employment Period") commenced on the Ferrara Effective Date and continues until such time as is specified by either party in its written notice to the other given no less than thirty (30) days' in advance thereof, or its termination as described below, whichever occurs first. In connection with compensation for calendar year 2008, Mr. Ferrara shall be eligible to receive performance bonuses at the discretion of the Board and he will receive the Company's employee benefits as they may exist from time to time, including health insurance, life insurance, 401k and stock purchase plans. Mr. Ferrara will be eligible to earn and use three (3) weeks of paid vacation per calendar year, accruing at the rate of 1.25 days per month. Under the Ferrara Agreement, the Company granted Mr. Ferrara an option to purchase 300,000 shares of the Company's common stock (the "Option"). This grant was effective, and the exercise price of the

Option was established as of the close of trading, on the Ferrara Effective Date. The Option was granted pursuant to, and subject to the terms and conditions of, the Company's 2006 Stock Plan. The Option vests in four equal annual installments commencing on the first anniversary of the Ferrara Effective Date. If a Change of Control (as defined in the Ferrara Agreement) occurs during the Employment Period, the Option shall immediately become vested as to all 300,000 shares.

        In the event that (i) Mr. Ferrara is terminated for Cause (as defined in the Ferrara Agreement), (ii) Mr. Ferrara voluntarily terminates his employment for a reason other than Good Reason (as defined in the Ferrara Agreement) or (iii) Mr. Ferrara dies or becomes Permanently Disabled (as defined in the Ferrara Agreement), the Company will have no obligation to provide Mr. Ferrara with any compensation or severance package, except for salary and benefits accrued prior to the termination of employment.

        In the event that Mr. Ferrara's employment is terminated by the Company "without Cause", or by Mr. Ferrara for Good Reason (each as defined in the Ferrara Agreement), or by the Company for any reason within one hundred eighty (180) days of a Change of Control, Mr. Ferrara will receive payment of the amounts described in the preceding paragraph and shall be entitled to receive as severance following the date of termination, (i) six (6) months of his Base Salary (as of the effective date of such termination), payable in monthly installments, (ii) six (6) monthly payments of the amount that the Company would have paid in continuation of Mr. Ferrara's medical coverage if he had remained an employee of the Company, and (iii) if the termination is effective prior to the end of a calendar year, a pro-rated portion of the bonus that would have been paid to Mr. Ferrara under the Ferrara Agreement if he had remained employed until the end of such calendar year. The foregoing severance will be contingent on the execution by Mr. Ferrara of a general release of any claims that he may have against the Company. After termination of the Employment Period, all of Mr. Ferrara's rights to employee benefits will cease as of the date of termination.

Grants of Plan-Based Awards

        During the fiscal year ended December 31, 2007, no stock, equity incentive plan or non-equity incentive plan awards were granted to our named executive officers. The option awards granted to certain of our named executive officers during the fiscal year ended December 31, 2007 are set forth below.

GRANTS OF PLAN-BASED AWARDS
FOR THE YEAR ENDED DECEMBER 31, 2007

								All other Stock Awards: # of shares of Stock or units	All other Option Awards: # of securities Underlying Options
		Estimated Future Payouts Under Non -Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(1)
Name
	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
Michael C. Ferrara	11/21/2007	0	0	0	0	0	0	0	300,000	1.05	246,000
Irwin J. Gruverman	N/A	0	0	0	0	0	0	0	0	0	0
Robert P. Bruno	1/3/2007	0	0	0	0	0	0	0	20,000	1.55	24,000
Jack M. Swig	1/3/2007	0	0	0	0	0	0	0	10,000	1.55	12,000
Dennis P. Riordan	1/3/2007	0	0	0	0	0	0	0	10,000	1.55	12,000

(1)
Represents the grant date fair value of each option award computed in accordance with SFAS No. 123R (grant date fair value of $0.82 per share with respect to Mr. Ferrara and $1.20 per share with respect to Messrs. Bruno, Swig and Riordan).

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

        Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under "Compensation Discussion and Analysis." In 2006, we implemented a bonus pool for our named executive officers. The terms of our 2006 bonus pool are described above under "Compensation Discussion and Analysis—Current Material Elements—Discretionary Bonuses." The bonuses paid in connection with this bonus pool are reported as "Non-Equity Incentive Plan Compensation" for 2006 in the Summary Compensation Table. While the Company also established a 2007 bonus pool, the thresholds were not met and no bonuses were paid from the pool. The Company has not established a 2008 bonus pool. Grants of options to named executive officers are 25% exercisable on each of the first four anniversaries of the date of grant. Further, grants of options to named executive officers expire ten years from the date of grant.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information with respect to our named executive officers concerning unexercised stock option awards and unvested stock awards as of December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
AS OF DECEMBER 31, 2007

	OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that have not Vested ($)
Michael C. Ferrara(1)	0	300,000	(2)	0	1.050	11/14/2017	0	0	0	0

		300,000

Robert P. Bruno(1)	103,500 50,000 75,000 40,000 37,500 17,500 24,300 0	0 0 0 0 12,500 17,500 700 20,000	(3) (4) (5) (6)	0 0 0 0 0 0 0 0	1.125 0.688 1.070 0.510 2.250 3.700 1.340 1.550	10/6/2008 1/2/2011 5/21/2011 1/2/2012 1/2/2014 1/2/2015 12/6/2015 1/3/2017	0 0 0 0 0 0 0 0	0 0 0 0 0 0 0 0	0 0 0 0 0 0 0 0	0 0 0 0 0 0 0 0

	347,800	50,700

Jack M. Swig(1)	32,000 25,000 7,500 20,000 15,000 10,000 10,000 0	0 0 0 0 0 0 0 10,000	(7)	0 0 0 0 0 0 0 0	1.125 0.688 0.510 0.410 2.250 3.700 1.340 1.550	10/6/2008 1/2/2011 1/2/2012 1/2/2013 1/2/2014 1/2/2015 12/6/2015 1/3/2017	0 0 0 0 0 0 0 0	0 0 0 0 0 0 0 0	0 0 0 0 0 0 0 0	0 0 0 0 0 0 0 0

	119,500	10,000

Dennis P. Riordan(1)	49,000 25,000 10,000 25,000 15,000 15,000 10,000 8,000 0	0 0 0 0 0 0 0 0 10,000	(7)	0 0 0 0 0 0 0 0 0	1.125 0.310 0.688 0.510 0.410 2.250 3.700 1.340 1.550	10/6/2008 1/3/2010 1/2/2011 1/2/2012 1/2/2013 1/2/2014 1/2/2015 12/6/2015 1/3/2017	0 0 0 0 0 0 0 0 0	0 0 0 0 0 0 0 0 0	0 0 0 0 0 0 0 0 0	0 0 0 0 0 0 0 0 0

	157,000	10,000

(1)
Generally, all unexercisable options for our named executive officers vest over a four year period in equal annual installments, with the first 25% vesting one year after date of grant.

(2)
The option was granted on November 21, 2007 and assuming continued employment with the Company, 75,000 shares become exercisable on November 21 of each of 2008, 2009, 2010 and 2011.

(3)
The option was granted on January 2, 2004 and assuming continued employment with the Company, 12,500 shares become exercisable on January 2 of each of 2007 and 2008.

(4)
The option was granted on January 2, 2005 and assuming continued employment with the Company, 8,750 shares become exercisable on January 2 of each of 2008 and 2009.

(5)
The option was granted on December 6, 2005 and assuming continued employment with the Company, 350 shares become exercisable on December 6 of each of 2008 and 2009.

(6)
The option was granted on January 3, 2007 and assuming continued employment with the Company, 5,000 shares become exercisable on January 3 of each of 2008, 2009, 2010 and 2011.

(7)
The option was granted on January 3, 2007 and assuming continued employment with the Company, 2,500 shares become exercisable on January 3 of each of 2008, 2009, 2010 and 2011.

Options Exercises and Stock Vested

        The following table sets forth information with respect to our named executive officers concerning the exercise of stock options during the fiscal year ended December 31, 2007.

OPTION EXERCISES AND STOCK VESTED
FOR THE YEAR ENDED DECEMBER 31, 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael C. Ferrara	0	0	0	0
Irwin J. Gruverman	50,000	61,450	0	0
Robert P. Bruno	49,975	21,490	0	0
Jack M. Swig	10,000	4,100	0	0
Dennis P. Riordan	0	0	0	0

Pension Benefits

        As of December 31, 2007, we had no pension benefits plans in effect.

PENSION BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2007

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Michael C. Ferrara	N/A	N/A	N/A	N/A
Irwin J. Gruverman	N/A	N/A	N/A	N/A
Robert P. Bruno	N/A	N/A	N/A	N/A
Jack M. Swig	N/A	N/A	N/A	N/A
Dennis P. Riordan	N/A	N/A	N/A	N/A

Nonqualified Deferred Compensation

        As of December 31, 2007, we had no deferred compensation plans in effect.

NON QUALIFIED DEFERRED COMPENSATION
FOR THE YEAR ENDED DECEMBER 31, 2007

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Michael C. Ferrara	N/A	N/A	N/A	N/A	N/A
Irwin J. Gruverman	N/A	N/A	N/A	N/A	N/A
Robert P. Bruno	N/A	N/A	N/A	N/A	N/A
Jack M. Swig	N/A	N/A	N/A	N/A	N/A
Dennis P. Riordan	N/A	N/A	N/A	N/A	N/A

Director Compensation

        The table below summarizes the compensation paid to our non-employee Directors for the fiscal year ended December 31, 2007. Directors who are employees receive no additional compensation for Board service.

DIRECTOR COMPENSATION
FOR THE YEAR ENDED DECEMBER 31, 2007

Name of Director	Fees Earned or Paid in Cash(1) ($)	Stock Awards(3) ($)	Option Awards(2)(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James N. Little	46,500	0	1,800	0	0	0	48,300
Leo Pierre Roy	22,750	0	1,800	0	0	0	24,550
George Uveges	22,750	0	1,800	0	0	0	24,550
Eric G. Walters	24,750	0	1,800	0	0	0	26,550

Note 1—Each Director received a fee of $4,500 per quarter for serving on the Board. In addition, a director received additional compensation if he was the chairperson of a Board committee.

Note 2—The option awards reflect the dollar amount recognized for financial statement reporting purposes in accordance with SFAS No. 123R with respect to stock option grants in 2007. The assumptions used in the calculation of these amounts are included in Note 1 to the Company's audited consolidated financial statements for the year ended December 31, 2007 included in the Company's Annual Report on Form 10-K. The grant date fair value of all options granted in 2007 for all Directors computed in accordance with SFAS No. 123R was $1.20 per share.

Note 3—Mr. Little had 0 stock awards and 28,500 option awards outstanding as of December 31, 2007.
Note 3—Mr. Roy had 0 stock awards and 28,500 option awards outstanding as of December 31, 2007.
Note 3—Mr. Uveges had 0 stock awards and 38,500 option awards outstanding as of December 31, 2007.
Note 3—Mr. Walters had 0 stock awards and 38,500 option awards outstanding as of December 31, 2007.

        Non-employee directors are granted an option to purchase 25,000 shares upon joining the Board of Directors and 7,500 shares on the first business day after January 1 of each calendar year if the non-employee director remains a director through that date. In 2007, the directors opted to receive a reduced grant of only 6,000 shares in recognition of the provision and cost of additional director's and officers liability insurance coverage. The option grants are exercisable on the following terms, assuming continued membership on the Board of Directors: 25% exercisable six months and one day after the date of grant and the remaining 75% exercisable in three (3) equal annual installments on each of the first three anniversaries of the date of grant. All options were granted automatically pursuant to the terms of our 2006 Stock Plan and expire five (5) years from the date of grant.

Performance Graph

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG MFIC CORPORATION, THE AMEX COMPOSITE INDEX
AND A PEER GROUP

* $100 invested on 12/31/02 in stock or index-including reinvestment of dividends.
Fiscal year ending December 31.

	Cumulative Total Return as of December 31,
	12/02	12/03	12/04	12/05	12/06	12/07
MFIC Corporation	100.00	681.82	1181.82	409.09	466.67	351.52
AMEX Composite	100.00	143.18	175.20	215.26	257.04	299.37
Peer Group	100.00	114.22	130.94	57.10	44.44	25.66

        Our competitors are either larger integrated companies or privately-held companies. We have chosen a peer group consisting of companies with a market capitalization from $13 million to $26 million in the information technology sector of the American Stock Exchange. The peer group consists of the following issuers:

• Conversion Services International Inc.	• Ilinc Communications Inc
• Elecsys Corporation	• Jazz Technologies Inc
• Henry Brothers Electronics Inc.	• MPC Corporation
• Image ware Systems Inc.	• Pinnacle Data Systems Inc.
• Intelligent Systems LP	• Trans-Lux Corporation

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Directors and Executive Officers and Principal Holders of Voting Securities

        Our Common Stock is the only class of securities entitled to vote at the Meeting. As of April 24, 2008, the record date, 10,267,981 shares of Common Stock were issued and outstanding and entitled to vote at the Meeting. Each share of Common Stock is entitled to one vote. The following table sets forth information regarding ownership of our Common Stock as of April 24, 2008 for (i) each of our named executive officers and directors, (ii) holders of more than 5% of our Common Stock, and (iii) all of our named executive officers and directors as a whole. For named executive officers and directors, this table also includes the position held by each such person.

	Positions and Offices with the Company, if any(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class(3)
Michael C. Ferrara	Chief Executive Officer and Director	10,000	(4)	*
Robert P. Bruno	President and Chief Operating Officer	475,350	(5)	4.6%
Dennis P. Riordan	Controller and Treasurer	175,548	(6)	1.7%
Jack M. Swig	Vice President—Corporate Development, Investor Relations Manager, General Counsel and Secretary	149,040	(7)	1.5%
Leo Pierre Roy	Director	73,736	(8)	*
James N. Little	Chairman of the Board	53,625	(9)	*
George Uveges	Director	47,375	(10)	*
Eric G. Walters	Director	46,375	(11)	*
Irwin J. Gruverman 60 Seminary Drive Newton, MA 02466	Former CEO	1,697,805	(12)	16.5%
Joseph P. Daly 497 Circle Freeway Cincinnati, OH 45246		728,000	(13)	7.1%
All current directors and named executive officers as a group (8 persons)		1,031,049	(14)	10.0%

*
Less than 1%

(1)
All addresses are c/o MFIC Corporation, 30 Ossipee Road, Newton, MA 02464, unless otherwise indicated.

(2)
Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares.

(3)
Shares of Common Stock that a person has the right to acquire within 60 days of April 24, 2008, according to Registrar & Transfer Company, our transfer agent, pursuant to the exercise of options are deemed to be outstanding for the purpose of computing the percentage ownership of such person or entity, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or entity shown in the table. The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Percentage ownership is based on 10,267,981 shares of Common Stock issued and outstanding on April 24, 2008.

(4)
Consists of 10,000 shares of Common Stock and 0 shares of common stock subject to currently exercisable options.

(5)
Consists of 101,300 shares of Common Stock and 374,050 shares of Common Stock subject to currently exercisable options.

(6)
Consists of 16,048 shares of Common Stock owned jointly by Mr. Riordan and his spouse and 159,500 shares of Common Stock subject to currently exercisable options.

(7)
Consists of 27,040 shares of Common Stock and 122,000 shares of Common Stock subject to currently exercisable options.

(8)
Consists of 50,111 shares of Common Stock and 23,625 shares of Common Stock subject to currently exercisable options.

(9)
Consists of 30,000 shares of Common Stock and 23,625 shares of Common Stock subject to currently exercisable options.

(10)
Consists of 20,000 shares of Common Stock and 27,375 shares of Common Stock subject to currently exercisable options.

(11)
Consists of 19,000 shares of Common Stock and 27,375 shares of Common Stock subject to currently exercisable options.

(12)
Information with respect to beneficial ownership is based upon information furnished by Irwin J. Gruverman in Schedule 13-D/A filed with the Securities and Exchange Commission on February 15, 2008.

(13)
Information with respect to beneficial ownership is based upon information furnished by Joseph P. Daly in Schedule 13-D/A filed with the Securities and Exchange Commission on February 12, 2008.

(14)
Includes 757,550 shares of Common Stock subject to currently exercisable options. See footnotes 4 through 11 above.

PROPOSAL 2

RATIFICATION OF THE BOARD OF DIRECTORS' APPOINTMENT OF AUDITORS

        The Board of Directors has approved the appointment by the Audit Committee of the firm of UHY LLP, independent auditors, to serve as auditors for the fiscal year ending December 31, 2008. UHY LLP served as the Company's independent auditors in 2007. The Board of Directors recommends that the stockholders approve this appointment, although such ratification is not required under Delaware law, or the Company's Certificate of Incorporation or By-Laws. The directors have decided that an affirmative vote of a majority of the shares present, in person or represented by proxy, at the Meeting and entitled to vote be required to ratify such appointment. It is expected that a member of the firm of UHY LLP will be present at the Meeting. The representative will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

        The firm of UHY LLP ("UHY") acts as our principal independent registered public accounting firm. Through and as of March 18, 2008, UHY had a continuing relationship with UHY Advisors, Inc. ("Advisors") through which UHY's partners provide non-audit services. UHY has only a few full-time employees. Therefore, few, if any, of the audit services performed were provided by permanent full-time employees of UHY. UHY manages and supervises the audit services and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination.

        In the event that ratification of the Board of Directors' appointment of UHY LLP is not obtained at the Meeting, the Board of Directors will reconsider their appointment.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF UHY LLP AS THE COMPANY'S AUDITORS, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER HAS OTHERWISE INDICATED ON THE PROXY CARD.

INDEPENDENT ACCOUNTANT FEES FOR FISCAL YEARS 2006 AND 2007

Audit Fees

        During the fiscal years ended December 31, 2007 and December 31, 2006, UHY LLP ("UHY"), formerly Brown & Brown, LLP, was paid approximately $101,000 and $91,000, respectively, for the audit of the Company's financial statements and review of financial statements included in the Company's reports on Form 10-Q or services that are normally provided by UHY in connection with statutory and regulatory filings or engagements for those fiscal years. All services were approved by the Audit Committee.

Audit-Related Fees

        During the fiscal years ended December 31, 2007 and December 31, 2006, UHY was paid approximately $26,000 and $46,000, respectively, for assurance and related services that are reasonably related to the performance of audit or review of our financial statements and are not reported under "Audit Fees" above. All services were approved by the Audit Committee.

Tax Fees

        During the fiscal years ended December 31, 2007 and December 31, 2006, UHY was paid approximately $11,000 and $22,000, respectively, for tax compliance, tax advice and tax planning services. All services were approved by the Audit Committee.

All Other Fees

        During the fiscal years ended December 31, 2007 and 2006, UHY received no payments for non-audit services.

        For each fiscal year, the Audit Committee reviews the proposed audit and audit-related services as well as proposed permissible non-audit services to be provided by the Company's independent public accountants and approves those services it believes to be necessary and advisable. During the year, situations may arise in which the Company desires to engage the independent public accountants to perform services that were not foreseeable at the time of the initial approval. The Audit Committee pre-approves any such additional services as required by the Securities and Exchange Commission. The Audit Committee may delegate authority to one or more of its members to pre-approve any audit or non-audit service, provided that any pre-approval decisions are reported to the Audit Committee at its next regularly scheduled meeting.

        The Audit Committee has considered whether the provision of non-core audit services to the Company by the Company's principal auditor is compatible with maintaining independence and have affirmed in each instance that the provision of such services was compatible with the principal auditor's independent role.

AUDIT COMMITTEE REPORT

        The information in this Audit Committee Report is not deemed "soliciting material' or to be "filed" with the Securities and Exchange Commission unless the Company specifically requests that it be treated as soliciting material or specifically incorporates it by reference into a document filed with the Securities and Exchange Commission.

        The Audit Committee oversees the accounting, financial reporting and tax functions of the Company, including matters relating to the internal control over financial reporting and the appointment and activities of the Company's independent accountants. The Audit Committee has final authority to select, retain and compensate the Company's independent auditors.

        The Audit Committee operates under a written charter adopted by the Company's Board of Directors. The Audit Committee and the Board review annually the written charter. A copy of the Audit Committee's charter is available on the Company's website at http://www.mficcorp.com/index.php?option=com_content&task=view&id=44&Itemid=42.

        The Audit Committee charter was last modified on January 16, 2003 and was attached as an appendix to the Company's proxy statement in 2005.

        In accordance with law, the Audit Committee pre-approves all services provided by UHY LLP ("UHY"), the Company's independent auditors.

1.
The Audit Committee has reviewed and discussed the audited financial statements with management.

2.
The Audit Committee has discussed with the Company's independent auditors, UHY, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Sec. 380), as may be modified or supplemented.

3.
The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent auditors the independent auditors' independence; and

4.
Based on the review in paragraphs 1-3, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which the Company filed with the Securities and Exchange Commission on March 21, 2008.

Audit Committee:

Eric G. Walters (Chairperson) James N. Little Leo Pierre Roy George Uveges

PROPOSAL 3

CORPORATE NAME CHANGE

        Approval of an amendment to the Company's Certificate of Incorporation to change the name of the Company from MFIC Corporation to Microfluidics International Corporation.

        At the Meeting, stockholders will be asked to vote upon a proposal to approve an amendment to the Company's Certificate of Incorporation to change the formal name of the Company from MFIC Corporation to Microfluidics International Corporation (the "Name Change Amendment"). At a meeting on March 18, 2008, the Company's Board of Directors unanimously approved the proposed amendment to the Company's Certificate of Incorporation.

        The Company was founded and incorporated in Delaware in 1983 as Biotechnology Development Corporation. The Company changed its name to Microfluidics International Corporation in June, 1993. For many years the Company used the name Microfluidics International Corporation, both domestically and internationally. Subsequently, in 1999, due to the Company's 1998 acquisition of Epworth Mill and Morehouse-COWLES and their integration into the Company as separate divisions, the Board of Directors believed that it would be beneficial to change the Company's name to MFIC Corporation so as to not overly emphasize the former sole operating division of the Company (the Microfluidics division).

        With the divestiture of both the Epworth Mill and Morehouse-COWLES operations, the Name Change Amendment is proposed to adopt a name which the Board of Directors believes has greater familiarity and acceptance with the Company's customers, suppliers and other third parties that deal with the Microfluidics Corporation operating subsidiary, and who have known, referred to, and identified the Company as Microfluidics International Corporation. Management believes that the name change will have the effect of (i) building more equity and goodwill in the "Microfluidics" name, (ii) signaling the return of the Company to its core competency, product line and business and (iii) aligning the Company's name with its Microfluidizer® trademark, for which a registration application was filed in 1984 (and granted in 1985) and which has continually been used since that time.

        If the proposed Name Change Amendment is approved, the Company will no longer be known as MFIC Corporation.

        If the proposed Name Change Amendment is approved by the holders of Common Stock at the Meeting, an amendment to the Company's Certificate of Incorporation will be filed with the Secretary of State of Delaware to effect the name change, which would be expected to occur as soon as practicable following the Meeting. Stock certificates representing shares of Common Stock of MFIC Corporation may be retained by the stockholders holding certificates reflecting this name and need not be exchanged for certificates containing the Company's new name. The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock is required for approval of the Name Change Amendment.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY'S NAME FROM MFIC CORPORATION TO MICROFLUIDICS INTERNATIONAL CORPORATION, AND PROXIES WILL BE VOTED IN FAVOR OF SUCH AMENDMENT UNLESS A STOCKHOLDER HAS OTHERWISE INDICATED ON THE PROXY CARD.

VOTING PROCEDURES

        The presence, in person or by proxy, of at least a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to establish a quorum for the transaction of business.

Shares represented by proxies pursuant to which votes have been withheld from any nominee for director, or which contain one or more abstentions or broker "non-votes," are counted as present for purposes of determining the presence or absence of a quorum for the Meeting. A "non-vote" occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

        For all matters being submitted to stockholders at the Meeting, the affirmative vote of a majority of shares present, in person or represented by proxy, and entitled to vote on that matter, is required for approval. Shares voted to abstain, since they are not affirmative votes for the matter, will have the same effect as votes against the matter, while broker "non-votes," since they are not entitled to vote for the matter, have no effect on the vote.

OTHER BUSINESS

        The Board of Directors knows of no business that will be presented for consideration at the Meeting other than that stated above. If any other business should come before the Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the person or persons acting under the proxies.

STOCKHOLDER PROPOSALS

        Under Rule 14a-8 promulgated under the Securities and Exchange Act of 1934, stockholders of the Company may present proper proposals for inclusion in the Company's proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion in the proxy statement distributed to stockholders prior to the annual meeting in the year 2009, a stockholder proposal must be received by the Company no later than December 27, 2008 and must otherwise comply with the requirements of Rule 14a-8. In order to be considered for presentation at the annual meeting of stockholders in the year 2009, although not included in the proxy statement, a stockholder proposal must comply with the requirements of the Company's by-laws and be received by the Company no later than April 23, 2009. Stockholder proposals should be delivered in writing to Jack M. Swig, Secretary, MFIC Corporation, P.O. Box 9101, 30 Ossipee Road, Newton, Massachusetts 02464.

EXPENSES AND SOLICITATION

        The cost of solicitation of proxies will be borne by the Company. Proxies will be solicited principally through the mail. Directors, officers and regular employees of the Company may make further solicitation of proxies from some stockholders personally, by telephone, telegraph or special letter. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid for any such further solicitation. In addition, the Company may request banks, brokers, and other custodians, nominees and fiduciaries to solicit customers of theirs who have shares of the Company registered in the name of the nominee. The Company will reimburse any such persons for their reasonable out-of-pocket expenses. The Company may engage a proxy solicitor to which it would pay customary fees and expenses.

Appendix A

NOMINATING AND CORPORATE

GOVERNANCE COMMITTEE CHARTER

  1.    PURPOSE

        The Nominating and Corporate Governance Committee (the "Committee") is appointed by the Board of Directors (the "Board") of MFIC Corporation (the "Company") for the primary purposes of assisting the Board in:

  •
  Identifying qualified individuals to become board members,

  •
  Determining the composition of the Board and its committees,

  •
  Monitoring a process to assess board effectiveness, and

  •
  Developing and recommending the Company's corporate governance guidelines.

  2.    MEMBERSHIP

        The Committee shall consist of three or more independent directors (as determined by the Board from time to time) who satisfy the independence requirements under applicable law, rules and regulations. Members of the Committee shall be appointed by the Board and may be removed by the Board in its discretion. The Chair of the Committee shall be appointed by the Board.

  3.    POWERS AND RESPONSIBILITIES

        The Committee's primary responsibilities include:

  Nominations

  •
  Developing the criteria and qualifications (including an assessment of the appropriate balance of skills and other characteristics) for membership on the Board;

  •
  Identifying, screening, recruiting, considering (including consideration of advice offered by the directors, senior officers and any outside advisors that may be retained by the Committee) and recommending candidates to fill open Board positions for independent and non-independent Directors;

  •
  Reviewing and making recommendations regarding continued Board membership of any Board member;

  •
  Assessing whether independent directors satisfy the independence requirements under applicable law, rules and regulations of national securities markets and exchanges;

  •
  Recommending Director nominees for approval by the Board and the stockholders; and

  •
  Recommending to the Board (after consultation with the Chairman of the Board) Director nominees for each of the Board's committees (together with the Chairman of the Board, conducting an annual review of committee appointments and considering the recommendations concerning possible rotation of committee chairs and members).

  Corporate Governance

  General

  •
  Reviewing and recommending to the Board any proposed changes to the Company's Certificate of Incorporation and Bylaws; and

  •
  Reviewing, considering and reporting to the Board on matters of corporate governance and conducting an annual review, and addressing and recommending revisions (as appropriate), of this Charter, the Company's corporate governance guidelines and the Company's code of business conduct and ethics.

  Board Oversight

  •
  Evaluating the effectiveness of the Board and its committees and recommending to the Board ways to improve such effectiveness in the corporate governance of the Company;

  •
  Making recommendations to the Board regarding the size and composition of the Board;

  •
  Establishing evaluation criteria for a review of each Board member and implementing the annual evaluation process regarding, and evaluating annually the performance of, each Board member;

  •
  Developing programs for continuing education for all Directors and for the orientation of new Directors;

  •
  Monitoring the functions of the various committees of the Board and conducting annual reviews and evaluations of the contributions of each such committee to the Company (including reviewing the objectives of each such committee, as stated at the beginning of each year, and comparing such stated objectives to the results and time expended to achieve such results at the end of such year);

  •
  Reviewing and considering questions of possible conflicts of interest of Board members and resolving all such questions regarding Board members;

  •
  Reviewing relationships of Company officers and directors to outside for-profit and not-for-profit boards; and

  •
  Reviewing and making recommendations concerning the interaction and communication between of management and the Board.

        The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate in its sole discretion.

        The Committee shall have the authority to retain any search firm engaged to assist in identifying director candidates, and to retain outside counsel and any other advisors as the Committee may deem appropriate in its sole discretion. The Committee shall have sole authority to approve related fees and retention terms.

  4.    MEETINGS

        The Committee shall meet at least twice annually or more frequently as necessary or appropriate. Members of management and independent consultants requested by the Committee will attend Committee meetings when and as may be requested by the Committee.

        A simple majority of the members of the Committee, but not less than two, will constitute a quorum. A majority of the members present at any meeting at which a quorum is present may act on behalf of the Committee. The Committee will meet at such times as shall be determined by the Chair of the Committee, or upon the request of any two of its members. The Chair will preside, when present, at all Committee meetings. Minutes of Committee meetings will be recorded as directed by the Chair and will be subject to review by the Chair.

        In discharging its responsibilities, the Committee may meet privately with independent consultants and is free to speak directly and independently with any members of management or employees.

        The Chair will periodically report the Committee's findings, conclusions and recommendations to the Board and present to the Board an annual performance evaluation of the Committee. The Committee shall review at least annually the adequacy of this Charter and recommend any proposed changes to the Board for approval.

        The Nominating and Corporate Governance Committee's responsibilities and powers as delegated by the Board of Directors are set forth in this Charter. The Committee relies to a significant extent on information and advice provided by management and independent advisors.

MFIC CORPORATION

PROXY

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF MFIC CORPORATION

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated April 28, 2008 in connection with the Meeting to be held at 9:00 a.m. on Tuesday, June 17, 2008 at the offices of the Company located at 30 Ossipee Road, Newton, MA, 02464 and hereby appoints Dennis Riordan, Controller of the Company, and Jack M. Swig, General Counsel of the Company, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of MFIC Corporation registered in the name provided herein which the undersigned is entitled to vote at the 2008 Annual Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present.  Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy.

WHEN EXECUTED THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN.  IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

ELECTION OF DIRECTORS (OR IF ANY NOMINEE IS NOT AVAILABLE FOR ELECTION, SUCH SUBSTITUTE AS THE BOARD OF DIRECTORS MAY DESIGNATE):

NOMINEES:MICHAEL C. FERRARA, JAMES N. LITTLE, LEO PIERRE ROY, GEORGE UVEGES AND ERIC G. WALTERS

SEE REVERSE SIDE FOR OTHER PROPOSALS.  If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes.

(SEE REVERSE SIDE)

PLEASE MARK VOTES AS IN THIS EXAMPLE ☒

The Board of Directors recommends a vote FOR Proposals 1, 2, and 3.

1.               ELECTION OF THE DIRECTORS NOMINATED BY THE CURRENT BOARD OF DIRECTORS, AS LISTED ON THE REVERSE, FOR ☐ WITHHELD ☐

Withhold my vote from the nominees listed on the line above.

☐ FOR                   ☐ AGAINST                        ☐ ABSTAIN

2.               Proposal to ratify the Board of Directors’ appointment of UHY LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008.

☐ FOR                   ☐ AGAINST                        ☐ ABSTAIN

3.    Proposal to amend the Company’s Certificate of Incorporation to change the corporate name from MFIC Corporation to Microfluidics International Corporation.

☐ FOR                   ☐ AGAINST                        ☐ ABSTAIN

Please sign exactly as your name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date:

Print Name

Signature:	Date:

Print Name

QuickLinks

PROXY STATEMENT MEETING OF STOCKHOLDERS OF MFIC CORPORATION TO BE HELD ON June 17, 2008
PROPOSAL 1 ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
Employment Agreements
Robert P. Bruno
Dennis P. Riordan
Jack M. Swig
Michael C. Ferrara
GRANTS OF PLAN-BASED AWARDS FOR THE YEAR ENDED DECEMBER 31, 2007
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END AS OF DECEMBER 31, 2007
OPTION EXERCISES AND STOCK VESTED FOR THE YEAR ENDED DECEMBER 31, 2007
PENSION BENEFITS FOR THE YEAR ENDED DECEMBER 31, 2007
NON QUALIFIED DEFERRED COMPENSATION FOR THE YEAR ENDED DECEMBER 31, 2007
DIRECTOR COMPENSATION FOR THE YEAR ENDED DECEMBER 31, 2007
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN* AMONG MFIC CORPORATION, THE AMEX COMPOSITE INDEX AND A PEER GROUP
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 2 RATIFICATION OF THE BOARD OF DIRECTORS' APPOINTMENT OF AUDITORS
INDEPENDENT ACCOUNTANT FEES FOR FISCAL YEARS 2006 AND 2007
AUDIT COMMITTEE REPORT
PROPOSAL 3 CORPORATE NAME CHANGE
VOTING PROCEDURES
OTHER BUSINESS
STOCKHOLDER PROPOSALS
EXPENSES AND SOLICITATION
  Appendix A
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER